Exhibit 99.1

Boxlight Acquires Sahara Presentation Systems for

GBP 74 Million (USD 94.9 Million)

Acquisition includes Clevertouch and Sedao brands and provides geographic expansion, substantial revenue growth, consolidated profitability and global management talent

LAWRENCEVILLE, GA, Sep. 25, 2020 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced it has acquired Sahara Presentation Systems PLC, a leader in distributed and manufactured AV solutions.

The total purchase price was GBP 74,000,000 (approximately USD 94,900,000) in the form of GBP 52,000,000 (approximately USD 66,700,000) cash and GBP 22,000,000 (approximately USD 28,200,000) preferred stock.

Headquartered in the United Kingdom, Sahara is a leader in distributed AV products and a manufacturer of multi-award winning touchscreens and digital signage products, including the globally renowned Clevertouch and Sedao brands. The company was formed in 1976 by Kevin and Nigel Batley, who grew the company to more than 100 employees with offices worldwide.

“This is an exciting time for the Sahara business, which is trading extremely well, even in the current climate. We welcome the added leadership and solutions from Boxlight as we aim to accelerate our growth in key markets around the world,” stated Kevin Batley, Director at Sahara.

“I am very excited about the journey ahead as we join Boxlight,” stated Mark Starkey, CEO at Sahara. “The global footprint and infrastructure of Boxlight, with their experience in delivering comprehensive education technology solutions, paired with our extensive experience and expertise in AV technology and products, will position us to provide our customers across the world with solutions for advanced and collaborative working environments. We are committed to continue our rapid expansion plans following Sahara’s acquisition by Boxlight.”

Michael Pope, Chairman and CEO at Boxlight added, “I am thrilled to combine the resources of Boxlight and Sahara, two of the most recognized companies in education technology. The Sahara acquisition expands our geographic reach - particularly in the EMEA region, provides significant revenue growth, results in immediate consolidated profitability, and adds tremendous global management talent. We are committed to achieving dramatic growth, both organically and through acquisitions, and we are delivering on that promise. The combined companies are generating greater than USD 100 million in sales and are highly profitable. I look forward to reporting our consolidated financial statements in future quarters.”

Cripps Pemberton Greenish represented Sahara as legal counsel for the transaction and BDO LLP acted as an adviser. Michelman & Robinson, LLP and Hinds & Small Limited represented Boxlight as legal counsel and Dixon Hughes Goodman LLP acted as an adviser.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The Company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media Relations

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

Investor.relations@boxlight.com

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